                              MESA AIR GROUP, INC.                     Exhibit 4

                          KEY OFFICER STOCK OPTION PLAN


1.       PURPOSE OF THE PLAN; TYPE OF PLAN

         (a) General Purpose. The purpose of the Key Officer Stock Option Plan (the "Plan") is to compensate the new Chief Executive Officer and Chief Financial Officer with stock options ("Options") to induce their entry into employment agreements with salaries substantially below industry norm. Without the Plan, the Board of Directors does not believe it can attract the caliber of officers necessary to assist in the Company's restructuring. An extremely competitive market currently exists for senior executive officers and valuable stock options owned by senior management of competitors of the Company which would be forfeited upon departure make a generous stock option plan necessary to attract key officers.

         (b) Designation of Stock Options as Non-Qualified Stock Options. Stock options granted under the Plan (the "Options") shall not be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (c) Exemption from Short-Swing Liability. Options granted to the Chief Executive Officer and Chief Financial Officer pursuant to this Plan shall be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) Administration. This Plan may be administered by the Board of Directors of the Company (the "Board"), by the Compensation Committee or by any person or persons chosen by a majority of the Board. Grants or awards made pursuant to this Plan are to be made pursuant to the formula set forth in
Section 3 (the "Formula").

2.       STOCK AND MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN

         (a) Description of Stock and Maximum Shares Allocated. The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be one million six hundred thousand (1,600,000) shares, which shares shall be reserved for issuance upon the exercise of the Options. (The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares.")

         (b) Restoration of Unpurchased Shares. If an Option expires or terminates for any reason prior to its exercise in full before the term of the Plan expires, the Shares subject to, but not issued under, such Option shall again be available for other Options hereafter granted.

3.       FORMULA AND OPERATION OF THE PLAN

         (a) Eligible Persons. Options shall be granted solely to the Chief Executive Officer and Chief Financial Officer ("Key Officers"). (b) Date of Grants; Allotment; Adjustment.

         (b) One million (1,000,000) Options shall be granted to the Chief Executive Officer on March 13, 1998 and one hundred fifty thousand (150,000) Options shall be granted to the Chief Executive Officer on April 1, 1999 and on April 1, 2000 (for a total grant of one million three hundred thousand (1,300,000) Options). Three hundred thousand Options shall be granted to the Chief Financial Officer as follows: one hundred fifty thousand Options (150,000) on April 13, 1998; seventy-five thousand (75,000) Options on April 1, 1999; and seventy-five thousand (75,000) Options on April 1, 2000. (Options granted on March 13, 1998 to the Chief Executive Officer and on April 13, 1998 to the Chief Financial Officer shall be referred to herein as the "Initial Options." Options granted annually shall be referred to herein as the "Annual Options." Each of the dates on which Options are granted shall be referred to herein as the "Grant Date.")

         (c) Price. The Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the Grant Date.

         (d) Fair Market Value. The fair market value of the Shares granted on March 13, 1998 shall be the closing asked price as furnished by NASDAQ on March 13, 1998. The fair market value of all other Shares granted on any particular day shall be determined as follows:

                  (i) If the Shares are listed or admitted to trading on any securities exchange, the fair market value shall be the average sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to trading on the New York Stock Exchange, on such other securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                  (ii) If the Shares are not then listed or admitted to trading on any securities exchange, the fair market value shall be the average sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such date, in the over-the-counter market as furnished by the National

         Association of Securities Dealers Automated Quotation ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Board; or

                  (iii) If the Shares are not then listed or admitted to trading in the over-the-counter market, the fair market value shall be the amount determined by the Board in a manner consistent with Treasury Regulation Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the Secretary of the Treasury or the Internal Revenue Service.

         (e) Duration of Plan; Term of Option. The term of the Plan, unless previously terminated by the Board, is three (3) years or March 13, 2001. No Option shall be granted under the Plan unless granted within three years after the adoption of the Plan by the Board, but Options outstanding on that date shall not be terminated or otherwise affected by virtue of the Plan's expiration. Except as otherwise indicated in Section 5, all Options automatically expire ten (10) years from the date of grant.

         (f) Vesting of the Options. One-third of the Initial Options granted on a Grant Date shall vest on the Grant Date; one-third of the Initial Options shall vest on the first anniversary date after the Grant Date; and the remaining one-third of the Initial Options shall vest on the second anniversary date after the Grant Date. One-third of the Annual Options granted on a Grant Date shall vest on the first anniversary after the Grant Date; one-third of the Annual Options granted on a Grant Date shall vest on the second anniversary after the Grant Date; and the remaining one-third of Annual Options granted on a Grant Date shall vest on the third anniversary after the Grant Date.

NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, OPTIONS GRANTED TO THE KEY OFFICERS SHALL NOT BECOME EXERCISABLE UNTIL SHAREHOLDER APPROVAL AS REQUIRED BY
SECTION 4(a) OF THE PLAN HAS BEEN OBTAINED.

4.       TERMS AND CONDITIONS OF OPTIONS

         (a) Approval by Shareholders. The Plan shall be submitted to the shareholders of the Company for their approval at a meeting to be held within twelve (12) months after the adoption of the Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the Shares of Common Stock present in person or by proxy and voting at the meeting. If the shareholders decline to approve the Plan at such meeting or if the Plan is not approved by the shareholders within twelve (12) months after its adoption by the Board, the Plan and all Options and rights granted hereunder shall automatically terminate to the same extent and with the same effect as though the Plan had never been adopted.

         (b) Amendments to Plan. The approval of the shareholders of the Company shall be required to (i) increase the aggregate number of shares of Common Stock subject to the Plan; (ii) change the class of persons eligible to receive Options; (iii) modify the period within which Options may be granted, the exercise price or the terms upon which Options may be exercised; (iv) change the exercise price of the Options except as provided in Section 6; or (v) increase the material benefits accruing to participants under the Plan. (Collectively, each of these changes in the Plan are referred to herein as "Material Amendments.") The Board may suspend or terminate the Plan at any time.

         (c) Individual Agreements. Options granted under the Plan shall be evidenced by agreements in such form as the Board from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan.

         (d) Required Provisions. Each agreement shall state (i) the total number of shares to which it pertains, (ii) the exercise price for the shares covered by the option, (iii) the time at which the option becomes exercisable,
(iv) the scheduled expiration date of the option, (v) the vesting period(s) for such options, and (vi) the timing and conditions of issuance of any stock option exercise.

         (e) No Fractional Shares. Options shall be granted and exercisable only for whole shares; no fractional shares will be issuable upon exercise of any Option granted under the Plan. Fractional Options shall be rounded down to the nearest whole share number.

         (f) Method of Exercising Options. Options shall be exercised by written notice to the Company, addressed to the Company at its principal place of business. Such notice shall state the election to exercise the option and the number of shares with respect to which it is being exercised, and shall be signed by the person exercising the option. Such notice shall be accompanied by payment in full of the exercise price for the number of Shares being purchased. Payment may be made in cash or by bank cashier's check or by tendering duly endorsed certificates for shares of the Company's Common Stock then owned by the optionholder. The Company shall deliver a certificate or certificates representing the Option Shares to the purchaser as soon as practicable after payment for those Shares has been received. If an Option is exercised by any person other than the optionholder, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that are purchased and paid for in full upon the exercise of an Option shall be fully paid and non-assessable. The Board may determine that payment upon the exercise of an Option may be made with Shares owned by the Key Officer having a fair market value (as determined in Section 3(d)) on the exercise date equivalent to the amount of payment, or any combination of cash and such Shares equal to such amount.

         (g) No Rights of a Shareholder. An optionholder shall have no rights as a shareholder with respect to shares covered by an Option. No adjustment will be made for cash dividends for which the record date is prior to the date a stock certificate is issued upon exercise of an Option. Upon such exercise of an Option, the holder of the Shares of Common Stock so received shall have all the rights of a shareholder of the Company as of the date of issuance.

5.       TERMINATION OF EMPLOYMENT; ASSIGNABILITY; DEATH

         (a) Termination of Employment. If any Key Officer ceases to be an Employee and if the Key Officer serves as a director then also ceases to be a director of the Company, other than by reason of death, disability, termination by the Company "Without Good Cause," (as such terms are defined in Section 7.2(iii) of their employment agreements) termination by the Employee for "Good Reason," (as such terms are defined in Section 7.4(i) of their employment agreements) or discharge for good cause, such holder (or his successors in the case of the holder's death which results in the termination of employment) may, within three (3) months after the date of termination, or, if the Key Officer is a director, within three (3) months after removal or resignation as a director, whichever is later, but in no event after the stated expiration date, purchase some or all of the Shares with respect to which such optionholder was entitled to exercise such Option on the date employment terminated, or on the date his directorship ended, whichever is later.

         (b) Assignability. No Option or the privileges conferred thereby shall be assignable or transferable by a holder other than by will or the laws of descent and distribution.

         (c) Disability. If the Key Officer is removed as an Employee due to disability, the Key Officer may exercise the Options, in whole or in part, to the extent they were exercisable on the date when the Key Officer's employment terminated, at any time prior to the expiration date of the Options or within one (1) year of the date of removal, whichever is earlier.

         (d) Discharge for Good Cause. If a Key Officer is removed as an Employee of the Company for good cause, the Options shall terminate upon the effective date of the removal. The Board shall have the right to determine whether the Key Officer has been discharged for good cause for purposes of the Plan and the date of such discharge.

         (e) Termination Without Good Cause or For Good Reason. If the Chief Executive Officer or Chief Financial Officer is terminated by the Company "Without Good Cause" (as such terms are defined in Section 7.2(iii) of their employment agreements) or if the Chief Executive Officer or Chief Financial Officer terminates his employment for "Good Reason" (as such terms are defined in Section 7.4(i) of their employment agreements) (referred to herein as the "Terminated Officer"), all of the Options granted to the Terminated Officer prior to his termination shall vest immediately upon termination and the Terminated Officer shall have until the expiration term of the Options to exercise them.

         (f) Death of Holder. If Key Officer dies while serving as an Employee, an Option shall be exercisable until the stated expiration date thereof by the person or persons ("successors") to whom the holder's rights pass under will or by the laws of descent and distribution, but only to the extent that the holder was entitled to exercise the Option at the date of death. An Option may be exercised (and payment of the Option price made in full) by the successors only after written notice to the Company, specifying the number of shares to be purchased. Such notice shall comply with the provisions of Section 4(f).

6.       CERTAIN ADJUSTMENTS

         Except as limited by Section 422 of the Code, the aggregate number of Shares subject to the Plan, the number of Shares covered by outstanding Options, and the price per share stated in such Options shall be proportionately adjusted for any increase or decrease in the number of outstanding Shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt by the Company of consideration therefor in money, services or property.

7.       COMPLIANCE WITH LEGAL REQUIREMENTS

         (a) For Investment Only. If, at the time of exercise of this Option, there is not in effect as to the Option Shares being purchased a registration statement under the Securities Act of 1933, as amended (or any successor statute) (collectively the "1933 Act"), then the exercise of this option shall be effective only upon receipt by the Company from the Key Officer (or his legal representatives or heirs) of a written representation that the Option Shares are being purchased for investment and not for distribution.

         (b) Registration Statement Preparation. The Key Officer hereby agrees to supply the Company with such information and to cooperate with the Company, as the Company may reasonably request, in connection with the preparation and filing of the registration statements and amendments thereto under the Securities Act of 1933 and applicable state statutes and regulations applicable to the Option Shares. The Company shall not be liable for failure to issue any such Option Shares where such opinion of counsel cannot be obtained within the period specified for the exercise of the Option, or where such registration is required in the opinion of counsel. If shares of Common Stock of the Company are, at the time of the exercise of this Option, listed upon a securities exchange, the exercise of this Option shall be contingent upon completion of the necessary steps to list the Option Shares being purchased upon such securities exchange.

         (c) Additional Restrictions on Option Exercise. Key Officer may only exercise Options during the period commencing three (3) business days following the release for publication of quarterly or annual financial information regarding the Company and ending two weeks prior to the end of the then current fiscal quarter of the Company (the "Release Period").

         A "release for publication" shall be deemed to be satisfied if the specified financial data appears:

                  (i)      On a wire service;

                  (ii)     A financial news service;

                  (iii)    In a newspaper of general circulation; or

                  (iv)     Is otherwise made publicly available.

         Notwithstanding any provision to the contrary contained herein, a Key Officer may exercise Options only so long as such exercise does not violate the law or any rule or regulation adopted by the appropriate governmental authority.

8.       MISCELLANEOUS

         (a) No Funding. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure any payment under the Plan.

         (b) Nevada Law. The Plan and the Options shall be governed by the laws of the State of Nevada.

         (c) Modification of Grant, Vesting Date. Should April 1 in any given year fall on a day on which trading in the Shares is closed, the action which would have taken place on April 1 shall be delayed until the first day after April 1 that trading in the Shares commences.

         (d) Withholding of Taxes. The Company shall have the right to deduct from any other compensation of the Key Officer any federal, state or local income taxes (including FICA) required by law to be withheld with respect to the granting or exercise of any Options.

         DATED as of the 1st day of June, 1998 and effective as of March 13, 1998.

MESA AIR GROUP, INC.


By: /s/ Paul R. Madden
--------------------------------
Paul R. Madden
Chairman of the Board

ATTESTED BY:


By: /s/ Gary E. Risley
--------------------------------
     Gary E. Risley
     Secretary